Exhibit 16.1

March 12, 2013

US Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by Global Eagle Entertainment Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K on or about March 12, 2013. We agree with the statements concerning our Firm contained in paragraphs 1, 2 and 3 of such Form 8-K. We have no basis to agree or disagree with respect to any other statements made regarding other accountants.

Very truly yours,

/s/ Rothstein Kass

Rothstein Kass